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                                                                     EXHIBIT 8.2


                                                             FORM OF CGC OPINION



                                [CGC Letterhead]


February   , 1996

Illustra Information Technologies, Inc.
1111 Broadway, Suite 2000
Oakland, CA 94607

Dear Sir or Madam:

This opinion is being delivered to you in accordance with the Agreement and Plan of Reorganization dated December 20, 1995 (the "Reorganization Agreement") by and among Informix Corporation, a Delaware corporation ("Parent"), Informix Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Illustra Information Technologies, Inc., a Delaware corporation (the "Company"). Merger Sub will merge into the Company (the "Merger") pursuant to the Reorganization Agreement and related Agreement of Merger to be filed by Merger Sub and the Company with the Secretary of State of Delaware on the Closing Date (collectively, including the exhibits to each, the "Agreements").

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement or in certificates dated February , 1996 delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

    (a) the Agreements;

    (b) the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission (the "Registration Statement");

    (c) the Certificates of Representations;

    (d) Affiliates Agreements entered into by certain Company stockholders; and

    (e) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof):

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;
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Illustra Information Technologies, Inc.
February   , 1996
Page 2


    2. The truth and accuracy at all relevant times, of all representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including but not limited to those set forth in the Agreements (including the exhibits) and the Certificates of Representations; and that all covenants contained in such agreements are performed without waiver or breach of any material provision thereof; and

    3. There is no plan or intention on the part of the Company's stockholders to engage in a sale, exchange, transfer, distribution, pledge or other disposition (including a distribution by a corporation to its stockholders) or any transaction which would result in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of Parent Common Stock to be received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the aggregate fair market value of all of the capital stock of the Company outstanding immediately prior to the consummation of the Merger. Shares of the Company capital stock (a) with respect to which dissenters' rights are exercised in the Merger, (b) which are exchanged for cash in lieu of fractional shares of Parent Common Stock or
(c) which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger, shall be considered shares of capital stock of the Company which are exchanged in the Merger for shares of Parent Common Stock which are then disposed of pursuant to a plan.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that:

    (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

    (b) The discussion entitled "Certain Federal Income Tax Considerations" in the Prospectus constituting a part of the Registration Statement insofar as it relates to the statements of law or legal conclusions is correct in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction other than the Merger as described in the Agreements or to any other transaction whatsoever including the Merger if all the transactions described in the Agreements are not consummated in accordance with the terms of the Agreements and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be distributed or otherwise made available to any other person or entity without our prior
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Illustra Information Technologies, Inc.
February   , 1996
Page 3

written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations" in the Registration Statement.

                                          Sincerely,

                                          COOLEY GODWARD CASTRO
                                          HUDDLESON & TATUM


                                          Susan Cooper Philpot